Exhibit 3.2
AMENDMENT NO. 3
TO
AMENDED AND RESTATED
BY-LAWS
OF
GRIFFON CORPORATION

GRIFFON CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “corporation”), does hereby certify:
    1.    That the Board of Directors of the corporation duly adopted resolutions proposing to amend the amended and restated by-laws of the corporation (the “by-laws”), declaring the purpose of said amendment to be to conform the by-laws to an amendment to the corporation’s certificate of incorporation approved by the corporation’s stockholders at the 2025 annual meeting of stockholders of the corporation.

2.     Section 1 of Article III of the by-laws of the corporation is hereby deleted and replaced with the following:
“The number of directors which shall constitute the whole board shall be determined from time to time by resolution passed by the board of directors; provided, however, that such number shall be not less than nine (9) nor more than eleven (11). No director need be a stockholder of the corporation.  Any director may be removed from office with cause at any time by the affirmative vote of stockholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote, given at a meeting of the stockholders called for that purpose.”

3.    The effective date of the amendment shall be March 11, 2025.
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BUSINESS.32224482.1